Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common shares of Highland Opportunities and Income Fund, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 22, 2025.

/s/ James D. Dondero
James D. Dondero

DRUGCRAFTERS, L.P.

By: Pharmacy Ventures II, LLC

/s/ James D. Dondero
Name: James D. Dondero
Title: Managing Member of the General Partner

HIGHLAND GLOBAL ALLOCATION FUND

By: /s/ Stephanie Vitiello
Name: Stephanie Vitiello
Title: Chief Compliance Officer

NEXPOINT ASSET MANAGEMENT, L.P.

By: Strand Advisors XVI, Inc., its general partner

/s/ James D. Dondero
Name: James D. Dondero
Title: President

/s/ Nancy Marie Dondero
Nancy Marie Dondero